Exhibit 99.1

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER 2009 RESULTS

ALPHARETTA, GA, February 10, 2010 — Schweitzer-Mauduit International, Inc. (NYSE: SWM) today reported fourth quarter 2009 earnings results for the period ended December 31, 2009.

Fourth Quarter/Full Year 2009 Financial Highlights:
•	Fourth quarter net income of $10.7 million; $35.6 million full year
•	Fourth quarter net sales of $188.5 million; $740.4 million full year
•	Fourth quarter adjusted EBITDA of $33.6 million (excluding restructuring and impairment expenses); $142.1 million full year
•	Diluted net income per share of $0.61, compared to a loss of $(0.44) per share in fourth quarter 2008
•
Excluding per share restructuring and impairment expense of $0.35 and $0.58, respectively, adjusted net income per share of $0.96 compared to $0.14 per share in the fourth quarter of 2008; $4.25 full year

•
Management is increasing guidance for 2010 diluted earnings per share excluding restructuring and impairment expense to at least $4.60, an 18% increase from the pro-forma dilution-adjusted 2009 earnings excluding restructuring and impairment expense of $3.91

Fourth Quarter Operational Highlights:
•	Growth in high-value products, including full migration to Low Ignition Propensity (LIP) cigarette papers in the U.S. market
•	Profitable performance from our China joint venture
•	Initiation of LIP patent infringement litigation (see separate press release of today)

Full Year Results

Net sales were $740.4 million in the year ended December 31, 2009, a 4% decrease versus the prior year. Net sales decreased $27.5 million as a result of $54.7 million from a 10% decrease in unit sales volumes, $28.2 million in unfavorable foreign currency exchange rate impacts and $19.2 million sales decrease at our Malaucène facility. These declines were partially offset by a $74.6 million improvement in the mix of products sold and higher selling prices.

Operating profit was $53.0 million in the year ended December 31, 2009 versus $16.9 million in the prior year. Excluding pre-tax restructuring and impairment expenses, operating profit was $103.2 million during 2009 compared with $39.0 million during 2008. The higher operating profit was primarily due to $67.2 million from an improved mix of products sold and higher selling prices, $28.6 million in cost savings programs and $7.2 million in lower inflationary costs, primarily due to lower wood pulp costs. These favorable impacts were partially offset by $13.8 million in higher non-manufacturing expenses, reflecting higher incentive compensation accruals due to improved results, and $8.6 million in other cost of sales, including higher pension expense.  Operating losses at the Malaucène facility, excluding pre-tax restructuring and impairment expenses, totaled $9.9 million during 2009 resulting in a $2.6 million unfavorable impact on operating profit compared to the prior year.

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, “In a challenging economic environment, Schweitzer-Mauduit demonstrated the continuing success of our restructuring initiatives to transform our core manufacturing operations toward higher-value products and significantly strengthened its financial and liquidity position. Over the last four years, we have re-engineered our company into a position of durable strength.  With the closing of our Malaucène, France production site and the restructuring activities in France and the U.S., announced at the end of the third quarter, we have nearly completed the turnaround program begun in 2006. We are now shifting our focus to building a great platform to grow our value-added products and Asian market share. Our success continues to depend on developing industry-leading technologies and products, investing globally and delivering results for our customers.”

Mr. Villoutreix continued, “Our fourth quarter results were largely in line with our expectations.  We advanced our key strategic initiatives during the quarter, including concluding an agreement with our employees in France on the terms of a general staff reduction, achieving the full conversion to LIP cigarette paper supply for U.S. customers, securing land and commencing construction for our new reconstituted tobacco leaf (RTL) operation in the Philippines, generating a strong level of profitability from our China tobacco papers joint venture and finalizing the last of the shutdown activities for our Malaucène, France facility.  Operationally, we experienced significant paper machine downtime, as expected, in all segments, primarily related to customer demand levels and concluded annual supply agreement negotiations with major customers that were in line with our expectations.”

“We have recently made progress on two strategic fronts: advancing plans for an RTL joint venture in China and advancing plans for supplying LIP cigarette paper to the European market.  We anticipate announcing specific projects for both of these areas during the first half of 2010 and continue to expect growth in the demand for LIP in Europe beginning in 2011 and for RTL in China progressively through 2015.  We also continue to closely monitor competitive LIP activity and are vigorously working to protect our market leadership and technology position in both LIP and RTL.  We concluded a secondary offering of SWM common stock during November 2009 that secures the financing needed to advance these strategic opportunities.”

Schweitzer-Mauduit filed a patent infringement action on February 8, 2010, in the United States District Court for the District of South Carolina, Charleston Division.  See the separate press release issued today on this matter.

Fourth Quarter 2009 Results

Net sales were $188.5 million in the three month period ended December 31, 2009, a 7% increase versus the prior-year quarter. Net sales increased $11.6 million as a result of a $19.2 million improvement in the mix of products sold and higher selling prices, and $14.3 in favorable foreign currency exchange rate impacts. These increases were partially offset by $13.6 million from an 8% decrease in unit sales volumes and an $8.3 million sales decrease at our Malaucène facility which ceased operations during the fourth quarter.

Operating profit was $11.7 million in the three month period ended December 31, 2009 versus an operating loss of $2.5 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit was $21.4 million during the fourth quarter of 2009 compared with $11.3 million during the fourth quarter of 2008. The higher operating profit was primarily due to $14.0 million from an improved mix of products sold and higher selling prices and $5.4 million from cost reductions and lower manufacturing costs. These favorable impacts were partially offset by $6.7 million in higher non-manufacturing expenses, reflecting higher incentive compensation accruals due to improved results and a higher SWM share price.

Operational Trends (Volume, Pricing and Cost)

During the fourth quarter, Schweitzer-Mauduit benefited from favorable pricing impacts versus the comparable prior-year period. All cigarette paper sales to U.S. customers were converted to LIP product by the end of the fourth quarter, which caused a 111% increase in sales volume of this high value product, as compared to the prior year quarter.

Volume weakness for traditional tobacco-related papers continued in the fourth quarter, primarily reflecting reduced finished tipping paper sales in France after the announced closure of our Malaucène facility, decreased demand in the North American and western European markets, all of which have been impacted by the global economic recession and increases in taxes on cigarettes and cigars.  Lower sales, and resulting production volume declines and scheduled machine downtime, negatively impacted operating profit comparisons by $5.4 million versus the fourth quarter of 2008.

CTM, our Chinese tobacco-related papers joint venture, operated its paper machine at full capacity and generated a substantial $2.5 million in net income for SWM during the fourth quarter, fully offsetting prior 2009 losses. For the full year, SWM's share of CTM's net income was $1.1 million.

Inflationary cost decreases in total had an overall $1.7 million positive impact on the operating profit comparison versus the prior-year quarter, primarily reflecting lower wood pulp costs and energy prices compared to the fourth quarter of 2008.

Full year 2010 earnings are now expected to be at least $4.60 per share, excluding restructuring and impairment expenses.  For comparison purposes, 2009 actual earnings per share of $4.25, also excluding restructuring and impairment expenses, would have been $3.91 when adjusted for a full year of dilution from the November 2009 secondary equity offering,  The improvement in earnings during 2010 is expected from lower losses at the now idled Malaucène facility, growth in profitability at the CTM China joint venture, the benefits of restructuring activities and an improved product mix more than offsetting expected inflationary cost increases, lower selling prices on certain product, lower sales volumes and increasingly unfavorable currency translation impacts from a strengthening U.S. dollar to euro relationship.

Full Year Cash Flow and Quarterly Dividend

Net cash provided by operations totaled $63.4 million for the full year 2009, compared with $33.3 million in the prior year.  This included $27.3 million in pension contributions in the U.S., which coupled with improved market returns, reduced the unfunded liability of the U.S. pension benefit obligations to $12 million at the end of 2009 from $43 million at the end of 2008.

Net debt at December 31, 2009, was $3.2 million compared with $167.9 million at December 31, 2008. Total debt was 11.1% of capital. Both of these measures were impacted by the $117.4 million in net proceeds from the November 2009 secondary offering of equity.

Capital spending was $15.3 million and $35.3 million during the years ended December 31, 2009 and 2008, respectively. The decrease in capital spending was primarily due to a lack of significant capital projects in 2009. Capital spending for 2010 is projected to range from $80 to $100 million, including $60 million to $70 million for the planned RTL expansion in the Philippines and EU LIP expansion. Other cash needs, including employee severance payments associated with restructuring actions and capitalized software spending, are projected to range from $50 to $60 million during 2010.  We expect net debt to remain below $50 million during 2010.

Schweitzer-Mauduit announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on March 24, 2010 to stockholders of record on February 24, 2010.

Restructuring and Impairment Expenses

In the quarters ended December 31, 2009 and 2008, the company incurred $9.7 million and $13.8 million, respectively, in expenses related to restructuring actions and asset impairments. For the full year 2009 and 2008, the company incurred $50.2 million and $22.1 million, respectively.

Cash severance expenses associated with our previously announced overhead restructuring plan in France are now expected to total approximately $18 million through the planned completion of the actions in the third quarter of 2010 and result in annual pre-tax savings of approximately $8 million, or approximately $0.32 per share, with roughly half of these savings expected to be realized during 2010.

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2009 results with investors and analysts at 10:30 a.m. eastern time on Thursday, February 11, 2010. The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 2,900 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
Schweitzer-Mauduit has manufacturing facilities in 6 countries, a joint venture in China, and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.  In Brazil, we are currently generating more value-added tax credits than we utilize.  As of December, 31, 2009, these credits totaled $10.1 million.  We have applied for a special government action in the state of Rio de Janeiro to enable more rapid utilization of these credits.  We expect approval and, if successful, this and other actions should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the special action is not obtained, we will record an allowance for substantially all of the current balance.  A decision on our application for special action may occur before we file our 2009 annual report on Form 10-K. If denied prior to that filing, we would recognize any allowance for this item in 2009 results.

•
The company’s sales are concentrated to a limited number of customers.  In 2009, 56% of its sales were to its four largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, the company has been advised by Philip Morris – USA that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product.  As of December 31, 2009, the disputed amount is approximately $9 million.  While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company’s results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Oppositions were filed in December 2009 with the European Patent Office (EPO) contesting the grant by the EPO to the company of patent number EP-1482815. The company believes that the EPO properly granted the patent and it intends to respond to the opposition arguments. However, the final resolution of the oppositions could result in the invalidation of the patent or a further limitation of the scope of the patent claims which could affect the competitive value of the patent. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

Further, the company filed an infringement action on February 8, 2010 in the United States District Court for South Carolina, Charleston Division, against multiple defendants alleging infringement of the company’s United States Patent Number 6,725,867.  Adversarial proceedings present uncertainties and risks, which could include invalidation of the patent in dispute, a change in the scope of the patent claims, or an adverse determination on the question of infringement, among others. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

For additional factors and further discussion of these factors, please see Schweitzer-Mauduit’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

(Tables to Follow)

SOURCE Schweitzer-Mauduit International, Inc.

CONTACT:
Vera Arthur
+1-770-569-4293
or
Pete Thompson
+1-770-569-4277
both of Schweitzer-Mauduit International, Inc.
Web Site: http://www.schweitzer-mauduit.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED DECEMBER 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$188.5	$176.9	6.6%
Cost of products sold	145.2	150.4	(3.5)
Gross Profit	43.3	26.5	63.4

Selling expense	5.6	5.4	3.7
Research expense	2.1	1.9	10.5
General expense	14.2	7.9	79.7
Total nonmanufacturing expenses	21.9	15.2	44.1

Restructuring and impairment expense	9.7	13.8	(29.7)

Operating Profit (Loss)	11.7	(2.5)	N.M.
Interest expense	0.7	2.2	(68.2)
Other expense, net	0.7	1.8	(61.1)
Income (Loss) Before Income Taxes and Net Income (Loss) from Equity Affiliates	10.3	(6.5)	N.M.
Provision (benefit) for income taxes	2.1	(1.9)	N.M.
Income (loss) from equity affiliates	2.5	(2.2)	N.M.
Net Income (Loss)	10.7	(6.8)	N.M.
Less: Net income attributable to noncontrolling interest	-	-
Net Income (Loss) Attributable to SWM	$10.7	$(6.8)	N.M. %

Net Income (Loss) Per Share:
Basic	$0.65	$(0.44)	N.M. %

Diluted	$0.61	$(0.44)	N.M. %

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	16,599,400	15,154,500

Diluted, including Common Share Equivalents	17,450,700	15,154,500

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$740.4	$767.9	(3.6)%
Cost of products sold	559.2	664.7	(15.9)
Gross Profit	181.2	103.2	75.6

Selling expense	21.1	23.1	(8.7)
Research expense	8.1	8.3	(2.4)
General expense	48.8	32.8	48.8
Total nonmanufacturing expenses	78.0	64.2	21.5

Restructuring and impairment expense	50.2	22.1	N.M.

Operating Profit	53.0	16.9	N.M.
Interest expense	4.8	10.5	(54.3)
Other expense, net	1.0	3.4	(70.6)
Income Before Income Taxes and Net Loss from Equity Affiliates	47.2	3.0	N.M.
Provision (benefit) for income taxes	12.7	(1.9)	N.M.
Income (loss) from equity affiliates	1.1	(4.0)	N.M.
Net Income	35.6	0.9	N.M.
Less: Net income attributable to noncontrolling interest	-	0.2	N.M.
Net Income Attributable to SWM	$35.6	$0.7	N.M. %

Net Income Per Share:
Basic	$2.27	$0.04	N.M. %

Diluted	$2.20	$0.04	N.M. %

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	15,550,100	15,339,700

Diluted, including Common Share Equivalents	16,003,500	15,372,400

N.M.  Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	December 31	December 31
Unaudited	2009	2008

ASSETS
Cash and cash equivalents	$56.9	$11.9
Accounts receivable	85.8	87.0
Inventories	127.3	118.4
Other current assets	29.7	11.1
Net property, plant and equipment	401.1	407.8
Other noncurrent assets	91.1	92.5
Total Assets	$791.9	$728.7

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$17.7	$34.9
Other current liabilities	168.2	162.2
Long-term debt	42.4	144.9
Pension and other postretirement benefits	38.4	67.3
Deferred income tax liabilities	14.2	11.0
Deferred revenue	7.2	12.3
Other noncurrent liabilities	21.6	18.7
Stockholders' equity	482.2	277.4
Total Liabilities and Stockholders' Equity	$791.9	$728.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEAR ENDED DECEMBER 31,
(U.S. $ IN MILLIONS)

Unaudited	2009	2008

Net income	$35.6	$0.9
Depreciation and amortization	43.9	47.4
Asset impairments and restructuring-related accelerated depreciation	12.3	17.6
Amortization of deferred revenue	(5.1)	(5.8)
Deferred income tax provision (benefit)	9.4	(22.3)
Pension and other postretirement benefits	(20.6)	(2.5)
Stock-based compensation	8.3	0.8
(Income) loss from equity affiliates	(1.1)	4.0
Other items	1.1	-
Net changes in operating working capital	(20.4)	(6.8)
Cash Provided by Operations	63.4	33.3

Capital spending	(15.3)	(35.3)
Capitalized software costs	(5.5)	(6.4)
Acquisitions, net of cash acquired	-	(51.3)
Investment in equity affiliates	-	(1.9)
Other investing	0.6	(0.2)
Cash Used for Investing	(20.2)	(95.1)

Cash dividends paid to SWM stockholders	(9.6)	(9.4)
Changes in debt	(122.5)	85.5
Net proceeds from issuances of common stock	117.4	-
Purchases of treasury stock	(0.8)	(6.3)
Proceeds from exercises of stock options	13.3	0.2
Excess tax benefits of stock-based awards	3.3	-
Cash Provided by Financing	1.1	70.0

Effect of Exchange Rate Changes on Cash	0.7	(0.3)

Increase in Cash and Cash Equivalents	$45.0	$7.9

See Note to Unaudited Financial Summaries

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term "France" includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company's French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales
	For the three months ended December 31,			For the year ended December 31,
	2009	2008	% Change	2009	2008	% Change

France	$115.1	$115.5	(0.3)%	$455.7	$495.4	(8.0)%
United States	63.1	53.3	18.4	250.9	226.7	10.7
Brazil	20.9	16.7	25.1	76.3	70.5	8.2

Subtotal	199.1	185.5	7.3	782.9	792.6	(1.2)

Intersegment sales by:
France	(5.0)	(1.3)		(16.7)	(3.5)
United States	(0.4)	(1.2)		(1.8)	(4.9)
Brazil	(5.2)	(6.1)		(24.0)	(16.3)
Consolidated	$188.5	$176.9	6.6%	$740.4	$767.9	(3.6)%

Operating Profit (Loss)
	For the three months ended December 31,				For the year ended December 31,
			Return on Net Sales				Return on Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008
France	$3.7	$(3.6)	3.2%	(3.1)%	$23.7	$17.1	5.2%	3.5%
United States	13.7	3.3	21.7	6.2	43.4	19.3	17.3	8.5
Brazil	0.5	0.1	2.4	0.6	7.4	(9.7)	9.7	(13.8)
Unallocated expenses	(6.2)	(2.3)			(21.5)	(9.8)
Consolidated	$11.7	$(2.5)	6.2%	(1.4)%	$53.0	$16.9	7.2%	2.2%

Restructuring & Impairment Expense
	For the three months ended December 31,			For the year ended December 31,
	2009	2008	% Change	2009	2008	% Change

France	$9.9	$13.6	(27.2)%	$40.9	$17.0	N.M.	%
United States	(0.2)	0.3	N.M.	9.3	1.9	N.M.
Brazil	-	(0.1)	N.M.	-	3.2	N.M.
Consolidated	$9.7	$13.8	(29.7)%	$50.2	$22.1	N.M.	%

Operating Profit (Loss) Excluding Restructuring & Impairment Expense*
	For the three months ended December 31,				For the year ended December 31,
			Return on Net Sales				Return on Net Sales
	2009	2008	2009	2008	2009	2008	2009	2008

France	$13.6	$10.0	11.8%	8.7%	$64.6	$34.1	14.2%	6.9%
United States	13.5	3.6	21.4	6.8	52.7	21.2	21.0	9.4
Brazil	0.5	-	2.4	-	7.4	(6.5)	9.7	(9.2)
Unallocated expenses	(6.2)	(2.3)			(21.5)	(9.8)
Consolidated	$21.4	$11.3	11.4%	6.4%	$103.2	$39.0	13.9%	5.1%

* Operating Profit (Loss) Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
NOTE TO UNAUDITED FINANCIAL SUMMARIES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Note to unaudited financial summaries:

In 2008 and 2009, the Company recorded tax credits related to business taxes receivable in Brazil. Imposto sobre Circulação de Mercadorias e Serviços, or ICMS, is a form of value-added tax. The credits are generated from the production and sale of certain non-tobacco related grades of paper sold domestically that are immune from the tax to offset ICMS taxes otherwise owed on the sale of products that are not immune. As of December, 31, 2009, these credits totaled $10.1 million.  We have applied for a special government action in the state of Rio de Janeiro to enable more rapid utilization of these credits.  We expect approval and, if successful, this and other actions should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the special action is not obtained, we will record an allowance for substantially all of the current balance.  A decision on our application for special action may occur before we file our 2009 annual report on SEC Form 10K. If denied, we would recognize any allowance for this item in 2009 results.

Reconciliation of Non-GAAP financial measures:
	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net income (loss) per diluted share	$0.61	$(0.44)	$2.20	$0.04
Plus: Restructuring & impairment expense per share	0.35	0.58	2.05	0.93
Adjusted Net Income Per Share (A)	$0.96	$0.14	$4.25	$0.97

Dilution impact of equity offering (B)	0.06		0.06
Adjusted Net Income Per Share excluding Dilution (A + B)	$1.02		$4.31

Proforma full year dilution impact of equity offering (C)	(0.12)		(0.34)
Proforma Net Income Per Share Assuming Full Year Offering Dilution (A + C) (1)	$0.84		$3.91

Net income (loss)	$10.7	$(6.8)	$35.6	$0.9
Plus: Interest expense	0.7	2.2	4.8	10.5
Plus: Income tax provision (benefit)	2.1	(1.9)	12.7	(1.9)
Plus: Depreciation & amortization	11.2	11.3	43.9	47.4
Less: Amortization of deferred revenue	(0.8)	(1.2)	(5.1)	(5.8)
Plus: Restructuring & impairment expense	9.7	13.8	50.2	22.1
Adjusted EBITDA	$33.6	$17.4	$142.1	$73.2

Cash provided by operations	$9.7	$5.3	$63.4	$33.3
Less: Capital spending	(7.6)	(5.3)	(15.3)	(35.3)
Less: Capitalized software costs	(1.7)	(2.0)	(5.5)	(6.4)
Less: Cash dividends paid	(2.7)	(2.4)	(9.6)	(9.4)
Free Cash Flow	$(2.3)	$(4.4)	$33.0	$(17.8)

	December 31, 2009		December 31, 2008
Total Debt	$60.1		$179.8
Less: Cash	56.9		11.9
Net Debt	$3.2		$167.9

(1) Proforma Full Year offering dilution shows the dilution effect from the November 2009 secondary equity offering as if the offering had been effective on January 1, 2009 and the proceeds had been used to reduce outstanding debt balances on January 1, 2009.

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